Exhibit 10.22

[***] = CONFIDENTIAL PORTIONS OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SETTLEMENT AGREEMENT

     SETTLEMENT AGREEMENT (“Agreement”) dated as of the 31st day of March, 2005 (the “Effective Date”) between SYNAPTICS INCORPORATED (“Synaptics”), ALPS ELECTRIC CO., LTD. (“Alps”), and CIRQUE CORPORATION (“Cirque”).

RECITALS

     On or about February 5, 2003, Synaptics informed Alps that Synaptics had concerns regarding the violation by Alps of various intellectual property rights of Synaptics.

     Synaptics requested Alps pay a substantial up-front license fee and a royalty on touch pad sales by Alps utilizing technology that Synaptics believes it has the exclusive right to use.

     Alps subsequently informed Synaptics that it denied infringing any intellectual property rights of Synaptics and asserted that Synaptics was violating various intellectual property rights of Alps.

     Alps then requested that Synaptics pay a royalty to Alps for the use by Synaptics of intellectual property that Alps claims to own, and that Alps’ affiliate Cirque claims to own.

     Synaptics, Alps and Cirque all desire to avoid complex, costly, and disruptive litigation.

     Each of Synaptics, Alps and Cirque has devoted significant efforts to evaluate the claims of the others and the strengths of their respective intellectual property rights.

     Synaptics, Alps and Cirque have reached a satisfactory resolution to their respective claims, involving the payment of a fee by Alps and Cirque to Synaptics.

     Now, Therefore, the parties agree as follows:

AGREEMENT

     1. One Time Fee for Settlement. On or before the 31st day of March, 2005, Alps and Cirque shall pay to Synaptics a fee in the amount of US$[***] for the purpose of settlement of dispute among the parties in consideration of the balance of certain patent rights owned by the parties, and this Agreement shall become effective only if such payment is made.

     2. Synaptics License. Synaptics hereby grants to Alps and Cirque:

     A. (i) a worldwide, non-exclusive, non-transferable (except as otherwise permitted in Section 9 (“Binding Nature of Agreement; No Assignment”)), irrevocable, royalty-free license (without the right to grant sublicenses) to make, have made, use, sell, lease, offer for sale, import, and otherwise transfer products, devices, computer software, machines, equipment, components, and parts and offer services related thereto, to use methods and processes, and to engage in any other activities that may constitute infringement (whether directly, contributorily, or by inducement); and (ii) a worldwide, non-exclusive, non-transferable, irrevocable, royalty-free license (without the right to grant sublicenses) to distributors, customers (direct or indirect), and users of or for Alps and Cirque products, devices, computer software, machines, equipment, components, and parts which are or will be sold or otherwise transferred by Alps or Cirque under the license granted by this Section 2(A), to use such Alps and Cirque products, devices, computer software, machines, equipment, components, and parts, incorporate such Alps and Cirque products, devices, computer software, machines, equipment, components, and parts into end products, and sell, lease, offer for sale, import or otherwise transfer such Alps and Cirque products, devices, computer software, machines, equipment, components, and parts or such end products into which such Alps and Cirque products, devices, computer software, machines, equipment, components and parts have been incorporated, in all cases under the patents identified on Schedule A to this Agreement, and also under all foreign equivalents of those patents, and all patents and utility models that issue from applications that are, in whole or in part, entitled to priority or an effective filing date of any of the applications from which those patents listed on Schedule A issued, whether such applications are divisional, continuation, continuation-in-part, or renewal applications, and all reissues and re-examinations of any such patents (the patents and utility models referred to in this Section 2A are herein referred to as the “Synaptics Patents”).

     3. Alps and Cirque License. Alps and Cirque hereby grant to Synaptics:

     A. (i) a worldwide, non-exclusive, non-transferable (except as otherwise permitted in Section 9 (“Binding Nature of Agreement; No Assignment”)), irrevocable, royalty-free license (without the right to grant sublicenses) to make, have made, use, sell, lease, offer for sale, import, and otherwise transfer products, devices, computer software, machines, equipment, components and parts, and offer services related thereto, to use methods and processes, and to engage in any other activities that may constitute infringement (whether directly, contributorily, or by inducement); and (ii) a worldwide, non-exclusive, non-transferable, irrevocable, royalty-free license (without the right to grant sublicenses) to distributors, customers (direct or indirect), and users of or for Synaptics products, devices, computer software, machines, equipment, components, and parts which are or will be sold or otherwise transferred by Synaptics under the license granted by this Section 3(A), to use such Synaptics products, devices, computer software, machines, equipment, components, and parts, incorporate such Synaptics products, devices, computer software, machines, equipment, components, and parts into end products and sell, lease, offer for sale, import or otherwise transfer such Synaptics products, devices, computer software, machines, equipment, components, and parts or such end products into which such Synaptics products, devices, computer software, machines, equipment, components, and parts have been incorporated, in all cases under the patents identified on Schedule B to this Agreement, and also under all foreign equivalents of those patents, and all patents and utility models that issue from applications that are, in whole or in part, entitled to priority or an effective filing date of any of the applications from which those patents listed on Schedule B issued, whether such applications are divisional, continuation, continuation-in-part, or renewal applications, and all reissues and re-examinations of any such patents.

     B. (i) a worldwide, non-exclusive, non-transferable (except as otherwise permitted in Section 9 (“Binding Nature of Agreement; No Assignment”), irrevocable, royalty-free license (without the right to grant sublicenses) to make, have made, use, sell, lease, offer for sale, import, and otherwise transfer: (a) pointing solutions; and (b) user interface products employing capacitive sensing, devices employing capacitive sensing, and components employing capacitive sensing, and computer software related to use of any of the foregoing, to offer services related to any of the foregoing, and to use methods and processes for making or using such solutions, products, devices or components; and (ii) a worldwide, non-exclusive, non-transferable, irrevocable, royalty-free license (without the right to grant sublicenses) to distributors, customers (direct or indirect), and users of or for Synaptics products, devices, computer software, machines, equipment, components, and parts which are or will be sold or otherwise transferred by Synaptics under the license granted by this Section 3(B), to use such Synaptics products, devices, computer software, machines, equipment, components, and parts, incorporate such Synaptics products, devices, computer software, machines, equipment, components, and parts into end products and sell, lease, offer for sale, import or otherwise transfer such Synaptics products, devices, computer software, machines, equipment, components, and parts or such end products into which such Synaptics products, devices, computer software, machines, equipment, components, and parts have been incorporated, and in all cases under all patents, utility models, divisionals, continuations, re-examinations, renewals, provisionals, continuations-in-part, re-issues, applications and all foreign equivalent patents, which claim priority based on an application or applications that was filed on or before December 31, 1998, with any government agency authorized to issue patents and which are owned or licensable by Alps or Cirque without payment of any third party royalty or other similar payment, provided that patents owned or licensable by Alps or Cirque shall not include any patents owned by Subsidiaries other than Cirque even if otherwise licensable by Alps (the patents and utility models referred to in Sections 3A and 3B are herein referred to as the “Alps Patents”).

     4. No Other Payments. The parties understand that the entire consideration for the licenses granted in this Agreement shall be as contained herein, and that there shall be no other royalty or fee obligation owed or paid by any party.

     5. Term. The term of this Agreement shall commence as of the Effective Date and shall end on the last to expire of the patents related to this Agreement. No party shall have the right to terminate this Agreement or any license or release granted by it in this Agreement for breach, default, or any other basis.

     6. Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of California, notwithstanding any California or other conflict-of-law provisions to the contrary. The state and federal courts located in Santa Clara County, California, shall have sole jurisdiction over any disputes arising hereunder and the parties hereby consent to the personal jurisdiction of such courts.

7. Release.

          7.1 Statement.

          A. Alps, Cirque and Synaptics do hereby forever release and discharge each other, the agents, servants, employees, attorneys, successors, assigns, and parent or subsidiary or related companies of each of the foregoing, including the owners, shareholders, directors and officers of each of the foregoing from any and all claims, demands, rights or causes of action that Alps, Cirque or Synaptics may now have or claim to have or may hereafter have or claim to have against any other party hereto in any way arising out of the Synaptics Patents or the Alps Patents (including, but not limited to, claims of infringement thereof), prior to the Effective Date; and

          B. Alps, Cirque and Synaptics do hereby forever release and discharge, solely to the extent that any corresponding claim, demand, right or cause of action arises from the use, sale, or other transfer of products purchased from a party hereto or from the use, sale or other transfer of end products into which such products have been incorporated, each other’s distributors, customers (direct and indirect), and users of each other’s products, devices, computer software, machines, equipment, components and parts, and related services from any and all claims, demands, rights or causes of action that Alps, Cirque or Synaptics may now have or claim to have or may hereafter have or claim to have against any such distributors, customers, and users in any way arising out of the Synaptics Patents or the Alps Patents (including, but not limited to, claims of infringement thereof), prior to the Effective Date.

          7.2 No Admission. The provisions of this Section 7 (“Release”) express a full and complete settlement of any and all liabilities of the persons and entities released hereby, whether said alleged liabilities have been claimed or denied, and regardless of adequacy of the above consideration, and the execution or acceptance of this Agreement shall not operate as an admission of liability on the part of anyone.

          7.3 California Civil Code § 1542. Alps, Cirque and Synaptics hereby waive any rights each of them may have under California Civil Code § 1542, or any similar code section or law of any other state. Said § 1542 provides as follows:

“CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE — A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

     8. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered by Federal Express, DHL, or similar third-party carrier against receipt or 12 hours after being sent by facsimile or e-mail, provided receipt of such facsimile or e-mail has been confirmed, as set forth below:

If to Synaptics:

2381 Bering Drive
San Jose, California 95131
Attention: Francis F. Lee and Russell J. Knittel
Phone: (408) 434-0110
Fax: (408) 432-3361
E-mail: francis@synaptics.com
E-mail: russk@synaptics.com

with a copy given in the manner
prescribed above, to:

Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant, Esq.
Phone: (602) 445-8302
Fax: (602) 445-8100
E-mail: KantR@GTLaw.com

If to Alps or Cirque:

1-7, Yukigaya-Otsuka-cho
Ota-ku, Tokyo, 145-8501 JAPAN
Attention: Junichi Umehara
Phone: (81) 3-5499-8021
Fax: (81)3-3720-8207
E-mail: junichi.umehara@jp.alps.com

with a copy given in the manner
prescribed above, to:

Guy W. Shoup
Law Office of Guy W. Shoup
160 Santa Clara Street, Suite 975
San Jose, CA 95113
Phone: (408) 971-0627
Fax: (408) 971-0941
E-mail: gwshoup@sbcglobal.net

Any party may alter the address to which communications or copies are to be sent by giving notice thereof to all other parties of change of address in conformity with the provisions of this paragraph for the giving of notice.

     9. Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (whether as a result of merger, consolidation, sale of all or substantially all assets, or any similar transaction), except that no party may otherwise assign, delegate, or transfer such party’s rights or obligations under this Agreement without the prior written consent of all other parties hereto. Any assignment, delegation, or transfer made in violation of this Agreement shall be null and void.

     10. Entire Agreement. This Agreement and the Schedules hereto contain the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.

     11. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     12. Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

     13. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and this Agreement may be executed by facsimile provided that the parties deliver the original execution pages within 48 hours of such execution.

     14. Subsidiaries. For purposes of this Agreement, all references to Synaptics, Alps or Cirque shall include any corporation, partnership, or limited liability company in which Synaptics, Alps or Cirque, as the case may be, owns a majority interest or otherwise controls (provided, however, that such inclusion shall exist only so long as any corresponding majority interest or control shall likewise exist, and the parties hereby agree that any rights extended to third parties pursuant to this Section 14 shall exist only for the duration of such period), and provided that references to Alps shall not include Cirque by operation of this Section 14.

     15. Non-Disclosure of Information. Each party hereto covenants and agrees on behalf of its directors, officers, employees and agents:

     (A) not to disclose to others the terms and conditions of this Agreement, without the prior written consent of the all other parties, except that each party may disclose (i) the fact it has been granted a license hereunder, (ii) the nature and scope of such license in confidence to any existing or potential supplier or customer (direct or indirect) who requests such information, and (iii) the terms and conditions of this Agreement in confidence in connection with any business transaction governed by Section 9; provided, however, that such limitations shall not apply if disclosure of the terms and conditions of this Agreement is required by law or in connection with any legal proceeding; and

     (B) not to disclose to others or use, without the prior written consent of all other parties, all secret and confidential business information and information contained in any unpublished patent application received from any other party during the course of the discussions and negotiations between the parties that preceded this Agreement, provided, however, that nothing shall prevent disclosure or use of such information if (i) it was known to the recipient at the time of disclosure, (ii) it was generally available to the public at the time of its disclosure; (iii) it became generally available to the public after its disclosure and other than through any act or omission of the recipient party in breach of this Agreement; (iv) it was properly obtained by the recipient from some other source other than directly or indirectly from any other party, or (v) such disclosure is required by law or in connection with any legal proceeding.

     16. Press Release. Promptly following the Effective Date, the parties shall issue the joint press release attached hereto as Exhibit A.

[***] = CONFIDENTIAL PORTIONS OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

     17. Severability. If any provision of this Agreement are invalid, illegal or unenforceable, such provision shall be considered severed from this Agreement, and all other provisions shall continue without regard to the severed provision.

     18. Disputes. The parties desire to resolve disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. The parties shall follow the procedures set forth in this Section 18 if and when a dispute arises under this Agreement. If a party believes a dispute arises, that party shall notify the other parties in writing of the nature of the dispute, that party’s position regarding the dispute, and any information that party believes relevant to such matter. Within thirty days of such notification, the parties shall meet and attempt to resolve the dispute. If the parties are unable to resolve the dispute within that time, the parties shall within thirty days of the end of that period refer the dispute for resolution by senior decision-makers of each party, including an executive officer of Synaptics designated by Synaptics, a general manager or higher official of Alps designated by Alps, and, if the matter involves any interests of Cirque, an executive office of Cirque designated by Cirque. A matter shall be considered referred to that group by each party providing a written description of the disputed matter, the positions taken by that party as to such matter, and all other information relevant to such matter. Within thirty days after such matter is presented to that group, the group shall meet to discuss such matter. All meetings may be in person, by telephone or by video-conference. If within thirty days of the meeting between the parties’ senior decision-makers a resolution of the matter has not been reached, the parties shall attempt to resolve the dispute by mediation conducted with one mediator knowledgeable in the subject matter which is at issue in the dispute, and selected by the parties. An initial meeting with the mediator shall be held thirty days after the parties senior decision-makers have failed to resolve the dispute. If the parties have not resolved the dispute within sixty days of this meeting with the mediator, any party may commence a legal action.

     19. Representations and Warranties.

     Synaptics represents and warrants that it is the sole owner of the entire right, title and interest in and to the Synaptics Patents identified in Schedule A, and that no title or interest in any of them has been assigned or conveyed to others.

     Alps represents and warrants that it is the sole owner of the entire right, title and interest in and to the Alps Patents identified in Schedule B, and that no title or interest in any of them has been assigned or conveyed to others, with the exception of [***].

     Cirque represents and warrants that it is the sole owner of the entire right, title and interest in and to the Alps Patents identified in Schedule B [***], and that no title or interest in such patent has been assigned or conveyed to others.

     Synaptics represents and warrants that it has the right and power to grant the license set forth in Section 2, and that there are no outstanding agreements, assignments, or encumbrances which would prevent Synaptics from granting such license.

     Alps and Cirque each represents and warrants that it has the right and power to grant the license set forth in Section 3, and that there are no outstanding agreements, assignments, or encumbrances which would prevent Alps and Cirque from granting such license.

     20. No License or Rights Under Other Patents. No license is granted by Synaptics, Alps or Cirque under any patents other than the Synaptics Patents and Alps Patents, respectively, and no such license or other authority to infringe any patents other than the Synaptics Patents and Alps Patents shall be deemed to arise by implication or estoppel or to exist as a matter of law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SYNAPTICS INCORPORATED:		ALPS ELECTRIC CO., LTD.:

By:	/s/ Francis F. Lee	By:	/s/ Yasuhiro Fujii

Its:	President & CEO	Its:	Director / General Manager

CIRQUE CORPORATION:

By:	/s/ Chris Oshima

Its:	President